UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUMMIT BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMIT BANK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2006

The Annual Meeting of Shareholders of Summit Bank Corporation (the “Company”) will be held at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341, on the 1st day of May 2006, at 3:00 p.m. (Atlanta time) for the following purposes:

1.	To elect five members to the Board of Directors; and

2.	To consider such other matters as may properly come before the meeting or any adjournment of the meeting

Only holders of record of the Company’s common stock at the close of business on March 20, 2006 will be entitled to notice of and to vote at the meeting. The stock transfer books will remain open.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date, and return the proxy promptly to the Company in the enclosed reply envelope. This will assist us in preparing for the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Thomas J. Flournoy Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

SUMMIT BANK CORPORATION

4360 Chamblee-Dunwoody Road

Atlanta, Georgia 30341

April 3, 2006

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Bank Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, May 1, 2006, at 3:00 p.m. (Atlanta time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all the nominees listed below under “ELECTION OF DIRECTORS,” and in accordance with the best judgment of the proxy holder on any other matters which may come before the meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. All written notices of revocation or other communications relating to proxies or the meeting should be delivered to the Company at its principal executive office, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341, Attention: Thomas J. Flournoy, Secretary. The telephone number for the office is (770) 454-0400.

The Company has fixed March 20, 2006 as the record date for determining the shareholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were outstanding and entitled to vote 5,694,604 shares of common stock of the Company, $.01 par value per share, held by approximately 334 holders of record. Additionally, there are an estimated 1,138 shareholders who hold shares in various brokerage and investment accounts. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Directors are elected by a plurality of the shares present in person or by proxy and entitled to vote. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, abstentions will not affect the outcome of the vote. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, do not exist in the context of an uncontested election of directors.

All other matters that may properly come before the meeting require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on such matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes. Abstentions and broker non-votes will not be counted as votes for or against approval of any other matter properly brought before the meeting.

This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about April 3, 2006. An Annual Report to Shareholders, including a letter to shareholders from the Chairman of the Board of the Company, the Company’s audited consolidated financial statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this Proxy Statement.

ELECTION OF DIRECTORS

Article Fourteen of the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. Article Fourteen also provides that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each director serves a three-year term.

The current Class I directors are Aaron I. Alembik, Jack N. Halpern, Sion Nyen (Francis) Lai, Shih Chien (Raymond) Lo, W. Clayton Sparrow, Jr., and Pin Pin Chau. The current Class II directors are Peter M. Cohen, Donald R. Harkleroad, Shafik H. Ladha, Paul C. Y. Chu, and Howard H. L. Tai. The current Class III directors are Gerald L. Allison, Jose I. Gonzalez, Dr. James S. Lai, Carl L. Patrick, Jr., and David Yu. The Board of Directors has determined that all of its directors, except for Ms. Chau and Mr. Yu are independent pursuant to Nasdaq Stock Market regulations. The terms of the Class II directors expire this year. Those current Class II directors who have been nominated for re-election are listed below.

The table below sets forth certain information about the nominees, including the class of directors for which the nominee is being nominated, the nominee’s age, his or her position with the Company and his or her position with the Company’s principal operating subsidiary, The Summit National Bank (the “Bank”). The persons named in the accompanying proxy intend to vote for the election of the nominees identified below to serve for a three-year term, expiring at the 2009 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead for such other person as management may recommend.

Nominees

Director Name	Class	Age	Position With The Company
Peter M. Cohen	II	58	Director
Donald R. Harkleroad	II	62	Director
Shafik H. Ladha	II	59	Director
Paul C. Y. Chu	II	55	Director
Howard H. L. Tai	II	74	Director

Peter M. Cohen has been a director of the Company since its inception in July 1987 and served as Vice Chairman of the Board of Directors and Secretary of the Company from December 1987 until February 1990. He currently serves on the Company’s Executive Committee. From 1984 until 2003, Mr. Cohen was President of Trident Corporate Services Inc., a member of the Trident Trust Group, which provides international corporate, trust & mutual fund administration services to foreign and U.S. clients. He is currently President of IF Consulting Services, LLC. Mr. Cohen has practiced as an attorney both abroad and in the U.S. He was associated with the Atlanta-based office of the Wildman, Harrold, Allen, Dixon & Branch law firm from 1980 until 1984 and is a member of the Atlanta, Georgia, American, and International Bar Associations. Mr. Cohen also has been a member of the adjunct faculty of Emory Law School in the areas of international law and international tax. Mr. Cohen, who is a naturalized citizen, holds degrees from Rhodes University, the University of Stellenbosch Law School and University College, University of London.

Donald R. Harkleroad has been a director of the Company since its inception in July 1987 and is President of The Bristol Company and its subsidiaries, a diversified investment and management holding company with interests in finance, food, technology, and natural resources. Mr. Harkleroad is a graduate of the University of

Georgia and of New York University School of Law, where he was Editor-in-Chief of The Journal of International Law & Politics and a Weinfeld Associate. Mr. Harkleroad is past Chairman of the International Law Section and of the Corporation and Banking Law Section of the State Bar of Georgia, as well as Chairman of the Taxation Committee of the American Bar Association’s Business Law Section; he served for several years as Adjunct Professor of Law at Emory Law School, teaching in the areas of corporate, partnership, and tax law. He is a director of the Society of International Business Fellows and a member of the World Economic Forum.

Shafik H. Ladha has been a director of the Company since February 1988 and served as Vice Chairman of the Company from April 1994 to April 1996. Mr. Ladha serves on the Company’s Credit Risk Management Committee, Loan Committee, ALCO Committee and Marketing Committee. Mr. Ladha is the Chairman/CEO of Ladha Holdings, Inc., a closely held business, and its subsidiaries, including the Petroleum Group, LLC. Mr. Ladha has served for four years as Chairman of the Aga Khan Foundation, USA National Committee (which is part of the global Aga Khan Development Network). He also served on the Board of Governors of the International Club of Atlanta.

Paul C.Y. Chu has been a director of the Company since May 1993 and is the Chairman of the Novax Group of computer software development companies. Novax was organized to provide financial management software such as accounting and point of sale for specific vertical market applicators. Trained as an attorney at law and certified public accountant, Mr. Chu spent three years from 1976 to 1979 with Ernst & Young as an auditor and tax consultant. From 1980 to 1983, he worked for Amerex Trading Co. as President in charge of its Taiwan operation. From 1983 to 1987 he served as chief of investments for the Ministry of Economic Affairs of Taiwan responsible for attracting foreign investments. Mr. Chu received his Juris Doctor degree from Pace University Law School and his M.B.A. in Finance from Columbia University Business School. He graduated from Soochaw University in Taiwan with a B.A. in Economics.

Howard H. L. Tai has been a director of the Company since its inception in July 1987 and served as Executive Vice President of the Company from October 1987 until September 1988. Mr. Tai has been an Atlanta-based real estate investor since 1981. Mr. Tai is a graduate of the College of Law of the National University of Taiwan and holds a master of law degree from Waseda University of Tokyo, Japan. His prior business experience includes serving as Executive Vice President of Shin-kong Synthetic Fibers Corporation located in Taiwan, the Republic of China.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES NAMED ABOVE.

The following persons are directors in the indicated classes with terms expiring in 2007 and 2008.

Class III Directors—Term expires in 2007:

Gerald L. Allison is the Vice Chairman of the Company, became a director of the Company in April 1989, and served as Vice Chairman of the Company from February 1990 to May 1992 and from April 1998 to April 2000. Mr. Allison is the CEO and Chairman of AJC International, Inc., a major Atlanta-based export and import trading company for food and agricultural products. Mr. Allison obtained his B.A. in Economics from Northern Illinois University and has been a resident of Atlanta since 1967.

Jose I. Gonzalez was Chairman of the Company and Vice Chairman of the Bank from April 2002 until March 2004. He has been a director of the Company since April 1998. He is Chairman of the Company’s Compliance Committee and also serves on the Marketing, Loan, Audit, and Credit Risk Committees. Mr. Gonzalez is the Executive Director of Hemisphere, Inc. a public-private partnership whose mission is to brand the State of Georgia and the City of Atlanta in the Americas. He is the past president and CEO of PanAmerican Logistics, LLC and Perishables Group International JV, LLC, and is a founding partner of PanAmerican Transport, LLC. Prior to 1992, Mr. Gonzalez served as the first Executive Director of the Georgia Hispanic Chamber of Commerce. Mr. Gonzalez received his B. S. in Management from Purdue University and his M.B.A. from Mercer University. Mr. Gonzalez currently serves on the Advisory Board of The Carter Center and on the Boards of Directors of CIFAL-Atlanta, the Atlanta Convention & Visitors Bureau and the Georgia Foreign Trade Zone. He has served as Regional Chair on the national board of the United States Hispanic Chamber of Commerce, as well as Chairman of the DeKalb Chamber of Commerce and the Georgia Hispanic Chamber of Commerce. He also served on the executive committee and board of the Metro Atlanta Chamber of Commerce.

James S. Lai, Ph.D. was Chairman of the Board of Directors of the Company from April 2000 to April 2002, and has been a director of the Company since its inception in July 1987. He is currently the Chairman of the Company’s Compensation Committee and is a member of the Company’s Credit Risk Management, Audit, Compliance and Loan Committees. He served as Vice Chairman of the Bank from April 1996 to April 2002. Dr. Lai is an Emeritus Professor of Civil Engineering at the Georgia Institute of Technology. Dr. Lai is the sole owner of Pavtec Engineering Technology, Inc. which specializes in engineering consulting. Dr. Lai was elected President of the Association of Chinese Scholars in the Southeastern United States in 1985. Dr. Lai received his Ph.D. from Brown University in 1967.

Carl L. Patrick, Jr. has been a director since the inception of the Company in July 1987. He currently serves as Chairman of the Board, Chairman of the Audit Committee and Chairman of the Succession Committee. In addition, Mr. Patrick is a member of the Company’s Compensation Committee, Executive Committee and Asset-Liability Management Committee. He served one other term as Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Patrick is an attorney and a certified public accountant (CPA) with a B.A. from Duke University, an M.B.A. from Georgia State University and a J.D. from the University of Georgia School of Law. As a CPA with Arthur Andersen & Co., he had extensive exposure to the financial and tax aspects of real estate, banking, small business, and international transactions. Mr. Patrick also serves on the Board of Carmike Cinemas, Inc., a motion picture exhibition company in Columbus Georgia that is traded on Nasdaq.

David Yu is the founder and organizer of the Company and the Bank. He served as President and CEO of the Company until December 1989, at which time he was elected Chairman of the Board of Directors of the Bank. Before organizing the Company and the Bank, Mr. Yu worked for The Citizens and Southern National Bank and First National Bank of Atlanta. From 1976 to 1980, Mr. Yu was employed as an Assistant National Bank Examiner by the Office of the Comptroller of the Currency in Atlanta. Mr. Yu is actively involved in civic and community activities. He is currently on the board of the Salvation Army, DeKalb Chamber of Commerce, Georgia Theatre of the Stars, Georgia Council for the Arts, Emory Board of Visitors, and a member of the

Chinese American Lions Club of Atlanta. Presently, he is chairman of the International Village Cultural & Community Center. Also, Mr. Yu was recognized in Georgia Trend Magazine as one of the “100 Most Influential Georgians” in 2000. Mr. Yu is founder and past Chairman of the Board of the Chinese Community Center. He also has served on the Board of the Atlanta Chamber of Commerce, Metro Atlanta Community Foundation, United Way, Zoo Atlanta, Arts and Business Council, Latin American Association and Leadership Atlanta. He also serves on the Georgia Human Relations Commission and Atlanta Sister Cities Commission. Mr. Yu received his M.B.A. degree in International Business from Georgia State University and his B.S. degree in Business Administration from Virginia Commonwealth University.

Class I Directors—Term expires in 2008:

Aaron I. Alembik has been a director of the Company since its inception in July 1987 and is a former partner in the Atlanta law firm of Alembik and Alembik. From 1958 to 1996, he was active in the practice of real estate, business and corporate law. Mr. Alembik retired from his law practice in 1997. Mr. Alembik is also involved in the ownership, management and operation of numerous real estate ventures. Mr. Alembik, who was born in France, is a naturalized U.S. citizen, and has been a resident of Atlanta since 1957. Mr. Alembik is a graduate of the School of Foreign Service, Georgetown University and the National Law Center of George Washington University. Mr. Alembik is a member of the Georgia and Virginia Bar Associations.

Jack N. Halpern has been a director of the Company since its inception in July 1987 and served as Chairman from April 1998 through April 2000. Mr. Halpern is the President of Halpern Enterprises, Inc., an Atlanta-based owner, operator and manager of various commercial real estate ventures. His companies currently control in excess of three million square feet of retail space in the Atlanta area. In his capacity as a principal of Halpern Enterprises, Inc., Mr. Halpern has assisted numerous Asian and Hispanic immigrants in the establishment of retail businesses in the Atlanta area. Mr. Halpern holds degrees from Harvard University and the University of Georgia Law School. He is active in various civic organizations and formerly served as President of the Jewish Federation of Greater Atlanta and President of the Board of Trustees of the Epstein School.

Sion Nyen (Francis) Lai has been a director of the Company since December 1987 and is currently a member of the Company’s Loan and Compensation Committees. He has been President and principal shareholder of Fulton Beverage Center, Inc. since 1984. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia. Mr. Lai earned an Associates Degree from New York State University, and B.A. in Economics and M.B.A. degrees from Mercer University in Atlanta.

Shih Chien (Raymond) Lo has been a director of the Company since December 1987 and is a member of the Company’s Compensation Committee. He is the President and principal shareholder of Lo Brothers Associates, an exporter of American hardwood and forest products. Prior to that, Mr. Lo was employed by Roberts and Company, architects, and by Portman and Associates. Mr. Lo earned a Masters Degree in Architecture from the Georgia Institute of Technology.

W. Clayton Sparrow, Jr. has been a director of the Company since its inception in July 1987 and is currently Chairman of the Company’s Credit Risk Management Committee. He is a partner in the national law firm of Seyfarth Shaw. Mr. Sparrow’s corporate and business law practice includes the general counsel representation of domestic and multinational businesses, as well as mergers and acquisitions. His professional activities include membership in the American and International Bar Associations, the State Bar of Georgia, and past Chairman of the International Transactions Section and Director of the Atlanta Bar Association. Mr. Sparrow is a graduate of the Georgia Institute of Technology (B.S. Physics), Georgia State University (M.B.A. Finance) and the University of Georgia Law School. He is a member of the Board of Advisors at the College of Sciences, Georgia Tech and is a past President of the Georgia State University Alumni Association. Mr. Sparrow has held director and officer positions with the DeKalb Chamber of Commerce, the Japan-American Society, the Korea U.S. Chamber of Commerce, the Georgia State University Foundation and the Georgia Tech Alumni Association. He retired from the U.S. Naval Reserve with the rank of Captain.

Pin Pin Chau has served as CEO of the Company since 1999. She has been President and Chief Executive Officer of the Bank since joining the Company in 1993. Prior to joining the Company, Ms. Chau was President and CEO of the United Orient Bank in New York City. She began her banking career in 1970 with National Westminster Bank, USA (Fleet, Bank of America), where she remained until 1987. Her experience included, at various times, commercial lending, branch management, international lending and trade finance. Ms. Chau serves on the Executive Committees of the boards of the Atlanta College of Art and the Georgia Department of Industry, Trade and Tourism. Ms. Chau holds a B.A. degree from Coe College and an M.A. degree from Yale University. She is a graduate of the Stonier Graduate School of Banking and has completed graduate courses in accounting from the Stern School of Business at New York University.

Other Executive Officers of the Company:

Thomas J. Flournoy has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since May 31, 2005. Prior to joining the Company, Mr. Flournoy served as Executive Vice President and Chief Financial Officer of MFB Corporation (MFBC) from 2001 to 2005 and as Controller of 1st Source Corporation from 1987 to 2001. Mr. Flournoy has over 27 years of banking experience. He received a B.S. in Accounting from Ball State University.

H.A. Dudley, Jr. has served as Executive Vice President and Chief Lending Officer of the Bank since joining the Bank in January 1991 and was elected Executive Vice President of the Company in April 1995. Prior to joining the Bank, Mr. Dudley was a Vice President of Wachovia Bank, N.A. where he served from 1983 to 1991 as a District Manager in the Atlanta Retail Bank. Mr. Dudley received his B.S. in Business Administration from Auburn University.

RELATED PARTY TRANSACTIONS

Certain officers and directors of the Company and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, have deposit accounts with the Bank and may, from time to time, have other transactions with the Bank, including loans from the Bank, in the ordinary course of business. In the opinion of the Board of Directors of the Company, the terms of all of the transactions with such persons and entities were no less favorable to the Bank than terms available in comparable transactions from others, and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties. We expect to have such transactions on similar terms with our directors, executive officers and their affiliates in the future. All commitments, loans or other extensions of credit made by the Bank to officers, directors and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank to be substantially the same as those prevailing at the time for comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. There were no loans outstanding by the Bank to the Company’s directors, executive officers or their affiliates as of December 31, 2005.

From time to time, we engage the law firm of Seyfarth Shaw, LLP for various legal services. Fees paid to Seyfarth Shaw for each year since 2003 did not exceed $60,000 or five percent of our or Seyfarth Shaw’s gross revenues for any of the years in question. One of our directors, W. Clayton Sparrow, Jr. is a partner with Seyfarth Shaw. Our Board of Directors believes that the terms of Seyfarth Shaw’s representation are no less favorable to us than those that could be obtained from an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. During 2005, all Form 4 reports were filed timely to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2005, for all of the Company’s directors, executive officers and beneficial owners of over 10% of the Company’s outstanding common stock.

BOARD COMMITTEES AND MEETINGS

Audit Committee

The Company has an Audit Committee of the Board of Directors consisting of consisting of Carl Patrick, Jr. (Chairman), Sion Nyen (Francis) Lai, Jose I. Gonzalez and Dr. James S. Lai. The Audit Committee’s functions include (1) engaging, overseeing, retaining and compensating the independent auditors in determining the scope of their services; (2) monitoring the independence of the independent auditors; (3) pre-approving all audit and allowable non-audit services to be provided by the independent auditors; (4) determining that the Company has adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (5) serving as an independent party in the review of the Company’s financial information prior to its distribution to the Company’s shareholders and the public.

The Board of Directors has determined that each Audit Committee member is independent in accordance with Nasdaq National Market and SEC regulations. None of the members of the Audit Committee have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Board has also determined that Carl Patrick, Jr. meets the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that all of the Committee members are financially sophisticated in accordance with Nasdaq National Market standards. The Board of Directors has adopted a written charter for the Audit Committee.

Nominating Committee

The Company has a Nominating Committee, consisting of Jack N. Halpern (Chairman), Shin Chien (Raymond) Lo, Gerald L. Allison and W. Clayton Sparrow Jr. Each of the Committee members is independent under Nasdaq National Market listing standards.

The Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the Bank, and professionals in the financial services and other industries. Similarly, the Committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the Committee deems relevant.

Compensation Committee

The Company’s Compensation Committee consists of Dr. James S. Lai (Chairman), Carl L. Patrick, Jr., Shin Chien (Raymond) Lo, Gerald L. Allison, and Donald R. Harkleroad. Each of the members of the Compensation Committee is independent under Nasdaq National Market listing standards. This Committee reviews the compensation of the Chief Executive Officer and senior officers of the Company and the Bank.

In 2005, the Board of Directors of the Company met four times, the Board of Directors of the Bank met twelve times, the Audit Committee met fourteen times, the Nominating Committee met once, and the Compensation Committee met four times. During 2005, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all Committees of the Board on which he or she served. The Company does not have a policy regarding director attendance at annual shareholders’ meetings. All of the sixteen of the Company’s directors attended the 2005 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the Company’s 2005 audited consolidated financial statements:

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the Company’s December 31, 2005 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2005 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

Carl L. Patrick, Jr. (Chairman)     Sion Nyen (Francis) Lai     Jose Gonzalez     James Lai, Ph.D.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Each non-employee director of the Company and the Bank receive an attendance fee of $800 for each meeting of the Board of Directors, as well as a fee of $250 for each Committee meeting attended. The Company’s chairman receives an additional $1,000 per month. The committee chairmen receive $300 per committee meeting, except for the Audit Committee chairman who receives $500 per Audit Committee meeting. A director who is an employee of the Company or the Bank receives no fees or other compensation for serving as a director, or as a member of a Board Committee, from either the Company or the Bank. Pursuant to this compensation arrangement, total fees of $229,900 were paid to the Company’s directors in 2005, including $8,550 paid to a director who resigned in 2005. Each current non-employee director received the following total amount in 2005:

Name	2005 Director Fees

Mr. Aaron Alembik	$4,300
Mr. Gerald Allison	$21,250
Mr. Paul Chu	$3,800
Mr. Peter Cohen	$8,000
Mr. Jose Gonzalez	$20,150
Mr. Jack Halpern	$13,250
Mr. Donald Harkleroad	$7,600
Mr. Shafik Ladha	$21,550
Mr. Sion Nyen (Francis) Lai	$20,700
Mr. James S. Lai	$27,700
Mr. Shih Chien (Raymond) Lo	$6,650
Mr. Carl Patrick, Jr.	$38,700
Mr. W. Clayton Sparrow, Jr.	$21,800
Mr. Howard Tai	$5,900

In addition to the cash retainers described above, directors are eligible to receive options, although there is not a prescribed formula for such grants. On February 28, 2005, the Compensation Committee authorized the grant of options to purchase 5,000 shares of common stock to each director. The options have an exercise price of $15.01 per share for each non-employee director and an exercise price of $15.15 per share for each employee director, vested immediately upon grant and expire ten years from the date of grant.

Executive Compensation

The following table shows the compensation paid by the Company during the years ended December 31, 2005, 2004 and 2003 to the Company’s Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in combined salary and bonus during the year ended December 31, 2005. We have omitted information on “perks” and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Company or Bank Position	Year	Salary	Bonus	Securities Underlying Options/SARs		All Other Compensation
Pin Pin Chau	2005	$180,180	$100,726	5,000		$8,878	(1)
Chief Executive Officer of the	2004	173,250	78,582	1,500	(3)	8,714	(1)
Company; President and Chief	2003	165,000	154,920	—		8,525	(1)
Executive Officer of the Bank

David Yu	2005	$151,476	$50,363	5,000		$3,765	(2)
President of the Company;	2004	145,650	39,291	1,500	(3)	3,627	(2)
Chairman of the Bank	2003	137,725	77,460	—		3,468	(2)

Thomas J. Flournoy	2005	$125,000	$30,993	—		$1,683	(2)
Executive Vice President and	2004	—	—	—		—
Chief Financial Officer	2003	—	—	—		—
of the Company and the Bank (4)

H.A. Dudley, Jr.	2005	$125,736	$50,363	5,000		$3,125	(2)
Executive Vice President	2004	120,900	39,291			3,011	(2)
of the Company and the Bank	2003	115,150	77,460	—		2,879	(2)

(1)	Consists of $4,400 in life insurance premiums paid by the Company each year and 401(k) contributions paid by the Company of $4,478, $4,314 and $4,125 in 2005, 2004 and 2003, respectively.
(2)	Consists of 401(k) contributions paid by the Company.
(3)	Adjusted for 3-for-2 stock dividend awarded on February 17, 2004. See “Option/SAR Grants in Last Fiscal Year” for the terms of these options.
(4)	Mr. Flournoy’s employment with the Company and the Bank commenced on May 31, 2005.

Stock Option Grants

The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options granted in 2005. All of the options vested immediately upon grant.

OPTION /SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
					5%	10%
Pin Pin Chau	5,000	33.33%	$15.15	02/28/2015	$49,141	$130,160
David Yu	5,000	33.33%	$15.15	02/28/2015	$49,141	$130,160
Thomas J. Flournoy	0	0	—		$0	$0
H.A. Dudley, Jr.	5,000	33.33%	$15.15	02/28/2015	$49,141	$130,160

Option Exercises and Holdings

The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options exercised and unexercised options held as of the end of 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 2005 Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 2005 Year End(2) Exercisable/Unexercisable
Pin Pin Chau	1,500	$3,940	5,000	$1,750/$0
David Yu	1,500	$3,940	5,000	$1,750/$0
Thomas J. Flournoy	0	0	0	$0/$0
H.A. Dudley, Jr.	0	0	5,000	$1,750/$0

(1)	Based on the quoted market value per share of the Company’s common stock on the date of exercise of the options.
(2)	Based on the quoted market value per share of the Company’s common stock on December 31, 2005 of $15.50 per share. The exercise price on all unexercised options was $15.15 per share.

Severance Agreements

The Company has severance agreements with Ms. Chau, Mr. Yu, Mr. Dudley and Mr. Flournoy. The agreements generally provide that in the event of involuntary termination or a change in the executive’s position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive’s annual base salary. These agreements have continuing three-year terms. Based on each individual’s 2006 base salary, severance payments would be equal to $189,189 for Ms. Chau, $159,050 for Mr. Yu, $132,023 for Mr. Dudley and $131,250 for Mr. Flournoy.

Retirement Compensation

On December 20, 2004, the Company entered into a Post Retirement Compensation Agreement with its Chief Executive Officer, Pin Pin Chau. The agreement provides for 15 annual payments of $24,000 each, beginning six months after her retirement from the Company, but no earlier than February 27, 2007. The Company recorded expense relating to this agreement in the amount of $73,217 in 2005.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Dr. James S. Lai (Chairman), Gerald L. Allison, Carl L. Patrick, Jr., Shih Chien (Raymond) Lo, and Donald R. Harkleroad. No member of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a director or member of the Compensation Committee of any other entity of which a member of our Compensation Committee has served as an executive officer.

COMPENSATION COMMITTEE REPORT

Introduction

Under rules established by the Securities and Exchange Commission, a company must provide certain data and information regarding the compensation and benefits provided to its most highly compensated executive officers, but no disclosure is required for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000. The disclosure requirements for the executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. The Compensation Committee of the Company has prepared the following report for inclusion in this Proxy Statement in response to such requirements.

The Company’s Compensation Committee either approves or recommends to the applicable Board of Directors payment amounts and award levels for executive officers of the Company and the Bank. The report reflects the Company’s compensation philosophy as endorsed by the Bank’s and Company’s Board of Directors and the Company’s Compensation Committee, and actions taken by the Company for the reporting periods shown in the compensation tables supporting the report.

Compensation Committee Report

General

The Compensation Committee of the Company is composed of five independent, non-employee directors who have no “interlocking” relationships as defined by applicable regulations. The Compensation Committee fully supports the Company’s philosophy that the relationship between pay and individual and Company performance is the cornerstone of the salary administration program, and that the reward of consistent, superior performance is equally important as the control of salary expense in the management of the Company’s operating overhead. Pay for performance relating to executive officer compensation in these areas is based not only on individual performance and contributions but also on total Company performance relative to profitability and shareholder interests. The Compensation Committee makes recommendations to the Board of Directors: (1) to ensure that a competitive and fair total compensation package is provided to the directors and executive officers in order to recruit and retain quality personnel, (2) to ensure that written performance evaluations are made not less frequently than annually, and (3) periodically to review and revise salary ranges and total compensation programs for directors and executive officers using information provided by current surveys of peer group market salaries for specific jobs.

Base Salary

The Company’s general philosophy is to provide base pay competitive with other banks and bank holding companies of similar asset size in the Southeast. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with the Company’s peers and competitors. In establishing executive officer salaries and increases, the Compensation Committee considers individual performance on a subjective basis and the relationship of the officer’s salary to the defined salary market. For executives other than the Chief Executive Officer, adjustments to base pay are recommended by the Chief Executive Officer and approved by the Compensation Committee using performance results documented and measured annually through a formal evaluation process that measures the quality of the executive’s work in his or her area of responsibility, his or her leadership within the Company and the community, and other personal characteristics. Based on these factors, the Committee set 2006 base salaries at the following amounts for the following executive officers: Mr. Yu, $159,050; Mr. Flournoy, $131,250; and Mr. Dudley, $132,023. See “—Chief Executive Officer Compensation” below for information as to the establishment and adjustment of her salary.

Annual Cash Incentives

The Committee awards cash incentives to better align pay with individual and Company performance. Funding for the Cash Incentive Plan depends on the Company’s first attaining defined performance thresholds for return on average equity, asset growth and net income growth. These performance thresholds promote a group effort by all key managers, and market information is used to establish competitive rewards that are adequate to motivate strong individual performance during the year. Once these thresholds are attained, the Compensation Committee, based in part upon recommendations from the Chief Executive Officer (except as to her own award), has discretion to approve awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. Based on their attainment of these goals, the executive officers named in the Summary Compensation Table received the bonuses listed therein for 2005. The Committee plans to continue to award cash incentives based on the same criteria for 2006.

Long-term Incentives

Another major objective of the Compensation Committee is to reward executives for increasing shareholder value by providing them with opportunities to earn and acquire a meaningful ownership interest in the Company. Toward that end, the Committee grants stock-based incentive awards under the Company’s 1998 Employee Incentive Stock Plan (the “Plan”). Because the value of stock options and other stock awards is determined by the price of the Company’s common stock, the Committee believes these awards benefit shareholders by linking a potentially significant portion of executive pay to the performance of the common stock. In addition, the Plan assists the Company in attracting and retaining key employees and providing a competitive compensation opportunity. Awards to executive officers under the Plan are granted based on the Committee’s subjective assessment of the executive’s contributions to the Company’s performance and to the degree to which compensation in the form of a long-term incentive is likely to produce improved earnings, return on equity and assets and other measures of Company performance. In 2005, the Committee granted options to purchase 5,000 shares of common stock to Ms. Chau, Mr. Yu and Mr. Dudley.

Chief Executive Officer Compensation

The Compensation Committee formally reviews the compensation paid to the Chief Executive Officer of the Company and of the Bank each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. Information from Proxy Statement surveys is used in formulating recommendations regarding changes in the Chief Executive Officer’s compensation to ensure her total compensation is comparable with industry peers.

After review of market information, specific accomplishments and the financial performance of the Company, the Committee increased the base salary of the Chief Executive Officer to $189,189 from $180,180, effective February 19, 2006. The Committee also awarded her a bonus of $100,726 for 2005, as described under “—Cash Incentives” above, based on the Company’s attainment of designated thresholds under the Cash Incentive Plan and her contributions to the Company’s profitability during that year. In 2004, Ms. Chau and the Company also entered into the Post Retirement Compensation Agreement described in “—Retirement Compensation” above.

$1 Million Deduction Limit

At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Committee has not established a policy regarding this limit.

Summary

In summary, the Company’s overall executive compensation program is designed to reward managers for superior individual, Company and share value performance. The executive compensation program incorporates a shareholder point of view in several different ways. The Compensation Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Compensation Committee believes that the compensation of the Company’s officers and employees, including the executive officers, is reasonable and competitive with compensation paid by other financial institutions of similar size and financial performance. The Company’s total personnel expense (which includes base salaries, cash bonuses, 401(k) matching contributions, health care coverage and all other benefits) as a percentage of average assets was 1.52% for the year ended December 31, 2005.

Dr. James S. Lai, Ph.D. (Chairman)	Gerald L. Allison	Shih Chien (Raymond) Lo

Carl L. Patrick, Jr.	Donald R. Harkleroad

PERFORMANCE GRAPH

The following line graph compares the cumulative, total return on the Company’s common stock from December 31, 2000 to December 31, 2005, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market), and with that of the SNL Bank Index, provided by SNL Financial, LP, for our peer group (all banks in the Southeast with assets more than $500 million but less than $1 billion), and with that of the Company’s Peer group, as described below the table. Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period assuming the reinvestment of dividends.

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Summit Bank Corporation	100.00	105.70	198.15	267.61	436.09	401.79
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
Summit Bank Corporation Peer Group*	100.00	123.95	148.69	215.68	251.72	289.95
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26

* The Summit Bank Corporation Peer Group consists of banks in the southeast region that trade on the major exchanges with total assets from $250M to $500M.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 20, 2006, the number of shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of the outstanding shares of common stock, by each director and director nominee, by each executive officer of the Company named in the Summary Compensation Table, and by all of the directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name. Unless otherwise indicated, the address of each individual is 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Directors
Aaron I. Alembik	105,010	(3)	1.84
Gerald L. Allison	35,966	(4)	*
Pin Pin Chau	90,200	(5)	1.58
Paul C.Y. Chu	413,275	(6)	7.25
Peter M. Cohen	60,953	(4)	1.07
Jose I. Gonzalez	5,900	(4)	*
Jack N. Halpern	149,000	(7)	2.61
Donald R. Harkleroad	101,480	(8)	1.78
Shafik H. Ladha	39,150	(9)	*
James S. Lai	77,000	(4)	1.35
Sion Nyen (Francis) Lai	68,000	(10)	1.19
Shih Chien (Raymond) Lo	16,247	(4)	*
Carl L. Patrick, Jr.	145,364	(11)	2.55
W. Clayton Sparrow, Jr.	47,000	(4)	*
Howard H.L. Tai	44,000	(4)	*
David Yu	204,206	(12)	3.58

Non-Director Executive Officers
H.A. Dudley, Jr.	28,100	(4)	*
Thomas J. Flournoy	0		*

Other 5% Shareholders
Keefe Managers, LLC(13)	337,499		5.93
All directors and executive officers as a group (18 in total)	1,630,851	(14)	28.22

*	Represents less than one percent of the outstanding shares

(1)	Information relating to beneficial ownership of common stock by directors is based upon information furnished by each person and upon “beneficial ownership” concepts set forth in rules under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days after March 20, 2006. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(2)	Based on 5,694,604 shares outstanding as of March 20, 2006, and in the case of beneficial owners who hold options for shares exercisable within 60 days of March 20, 2006, includes as outstanding the number of shares subject to such options.

(3)	Includes 28,000 shares held by Mr. Alembik’s wife, 7,200 shares in a trust for which Mr. Alembik and his wife have voting power, and 5,000 shares subject to options received under our stock incentive plan.

(4)	Includes 5,000 shares subject to options received under our stock incentive plan.

(5)	Includes 26,760 shares held by Ms. Chau and her husband and 5,000 shares subject to options received under our stock incentive plan.

(6)	Includes 205,000 shares held by May Foong Corporation, of which Mr. Chu is President and 5,000 shares subject to options received under our stock incentive plan. Mr. Chu’s address is 371 Knollwood Road Ext., Elmsford, New York.

(7)	Includes 90,000 shares held by Halpern Enterprises of which Mr. Halpern is President, 18,000 shares held by children in Mr. Halpern’s household, 9,000 shares held in a Trust for a minor child, and 5,000 shares subject to options received under our stock incentive plan.

(8)	Includes 91,800 shares held by Bristol Summit Company and 4,320 shares held by The Bristol Company, both of which Mr. Harkleroad is President, as well as 5,000 shares subject to options received under our stock incentive plan.

(9)	Includes 35,050 shares held by Ladha Holdings Inc., of which Mr. Ladha is President and 5,000 shares subject to options received under our stock incentive plan.

(10)	Includes 36,000 shares held by U.S. Pacific Investment Group, of which Mr. Lai is President and 5,000 shares subject to options received under our stock incentive plan.

(11)	Includes 720 shares held by Mr. Patrick’s wife, 1,062 shares held by his child, and 5,000 shares subject to options received under our stock incentive plan.

(12)	Represents 171,066 shares held by Mr. Yu and his wife, 26,640 shares held by his children, and 5,000 shares subject to options received under our stock incentive plan.

(13)	The address for Keefe Managers, LLC is 375 Park Avenue, New York, New York 10152.

(14)	Includes 85,000 shares subject to options received under our stock incentive plan.

INDEPENDENT AUDITORS

KPMG LLP, Atlanta, Georgia, acted as the Company’s principal independent registered public accounting firm for the fiscal year ended December 31, 2005. Representatives of KPMG LLP are expected to be present at the Shareholders’ Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The following table sets forth the fees for professional audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for the years indicated and fees billed by KPMG LLP for other professional services provided in the years indicated:

Category	2005	2004
Audit Fees	$158,000	$126,500
Tax Fees (1)	20,000	27,000
All Other Fees	—	—

Total	$178,000	$153,500

(1) Represents fees paid for tax return preparation and tax consulting.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Proposals

Shareholder proposals submitted for consideration at the next annual meeting of shareholders must be received by the Company no later than December 2, 2006, to be included in the 2006 proxy materials. A shareholder must notify the Company before February 8, 2007 of a proposal for the 2007 Annual Meeting which the shareholder intends to present other than by inclusion in the Company’s proxy material. If the Company does not receive such notice prior to February 8, 2007, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter.

Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

PROXY SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the 2006 Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, facsimile or personal contact, the Company will contact brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock. These holders, after inquiry by the Company, will provide information concerning the quantities of proxy materials and 2005 Annual Reports they need to supply these items to beneficial owners; and the Company will reimburse them for the reasonable expense of mailing proxy materials and 2005 Annual Reports to such persons.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matters come before the meeting, the persons named in the enclosed proxy intend to vote on such matters in accordance with their judgment.

The Company will furnish to its shareholders without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Requests should be made to Summit Bank Corporation, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia, 30341, Attention: Thomas J. Flournoy, Secretary. The report can also be obtained through our website at www.summitbk.com by accessing the investor relations page.

By Order of the Board of Directors,

Thomas J. Flournoy
Secretary

April 3, 2006

Summit Bank Corporation

c/o Stock Transfer Department

Post Office Box 105649

Atlanta, GA 30348

YOUR VOTE IS IMPORTANT

Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15253, so your shares may be represented at the Meeting.

Proxy card must be signed and dated below.

ê    Please fold and detach card at perforation before mailing.    ê

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SUMMIT BANK CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby constitutes and appoints Pin Pin Chau and David Yu, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Summit Bank Corporation (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 1, 2006, at The Summit National Bank, 4360 Chamblee Dunwoody Road, Suite 300, Atlanta, Georgia 30341 at 3:00 p.m. local time, and at any adjournment or postponement thereof upon the proposal described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, dated April 3, 2006, the receipt of which is acknowledged in the manner specified below.

Dated: , 2006

Signature

Signature if held jointly

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Proxy card must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.     ê

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SUMMIT BANK CORPORATION	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO THE COMPANY’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

1.	To elect the five (5) persons listed below to serve as Class II directors of Summit Bank Corporation for a three-year term expiring at the 2009 annual meeting:

Peter M. Cohen	Paul C. Y. Chu	Donald R. Harkleroad	Shafik H. Ladha	Howard H. L. Tai

❑	FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as nominees indicated below)		to vote for all nominees indicated above

INSTRUCTION: To withhold authority for any individual nominee, mark “FOR” above, and write the nominee’s name in this space:

2.	In the discretion of the proxies on such other matters that are unknown to the Company’s Board of Directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Annual Meeting or any adjournments thereof.

❑	Check this box if you plan to attend the Annual Meeting.